Exhibit 99.2

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO and CFO

(650) 358-3310

sghiglieri@neurogesx.com

NeurogesX Receives Notice of Two U.S. Patent Allowances Covering NGX-1998

San Mateo, Calif., (June 19, 2012) – NeurogesX, Inc. (NASDAQ: NGSX), a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies, today announced it has received two notices of allowance from the United States Patent and Trademark Office (USPTO) for patents covering NGX-1998, the Company’s next generation liquid formulation of prescription strength capsaicin.

The first notice of allowance expands on NeurogesX’ current patent entitled, “Methods and Compositions for Administration of TRPV1 Agonists,” and includes claims that more specifically define the components of the liquid formulation of NGX-1998. The patent issuing from this application will have a term that expires in 2024.

The second notice of allowance is for the Company’s patent entitled, “Compositions and Kits for the Removal of Irritating Compounds from Bodily Surfaces.” This allowance includes claims relating to methods for removing capsaicin from the body using a surfactant-free, polyethylene glycol gel, and is complementary to the NGX-1998 patent family. The patent issuing from this application will have a term that expires in 2022.

“The two notices of allowance strengthen our U.S. patent estate for NGX-1998,” Ronald Martell, President and CEO, commented. “Our Phase 2 data suggest that NGX-1998’s product profile, including a five-minute application for up to three months of pain relief, make it an exciting advance in pain therapy. We are continuing our efforts to move into Phase 3 clinical trials as expeditiously as possible.”

As previously announced, the Company expects to meet with the U.S. Food and Drug Administration (FDA) for an End of Phase 2 meeting in the third quarter of 2012. At the meeting, NeurogesX intends to discuss a 505(b)(2) clinical development program for NGX-1998 and gain greater clarity on the level of clinical data necessary for approval of NGX-1998. After the FDA meeting, the Company anticipates it will initiate a Phase 3 clinical trial by the end of 2012.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s lead product, Qutenza®, is currently approved in the United States and the European Union. Qutenza® is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza® is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients, and the Company believes that NGX-1998 is ready to enter Phase 3 development.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: expectations, timing and subject matter for NeurogesX’ planned End of Phase 2 meeting with the U.S. Food and Drug Administration; NGX-1998 being ready for entry into Phase 3 development and the planned timing of entry of NGX-1998 into a Phase 3 clinical trial. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: NGX-1998 may fail to demonstrate sufficient safety or efficacy in clinical trials to support further development or potential marketing approval; difficulties or delays in further clinical development of NGX-1998, including difficulties or delays in initiating Phase 3 clinical trials; adverse outcomes with respect to, or delay of, the End-of-Phase 2 meeting with the FDA; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of commercialization of Qutenza or could have an effect on NeurogesX’ development or other plans with respect to NGX-1998; Qutenza, NGX-1998 and NeurogesX’ other product candidates may have unexpected adverse side effects; delay or prevention of commercialization or development activities due to unexpected expenses or a lack of sufficient resources; and difficulties or delays in identifying potential strategic partners for Qutenza and NGX-1998 and negotiating and entering into agreements with such entities. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

Additional Contacts:

The Ruth Group

Stephanie Carrington (investors)

(646) 536-7017

scarrington@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

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